CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 25, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Reports to Shareholders of the Harris Associates Focused Value Fund and Natixis Moderate Diversified Portfolio, each a series of Natixis Funds Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 28, 2008